Exhibit 23.1

CONSENT OF INDEPENPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to inclusion in Amendment No. 1 of the Registration Statement on Form SB-2 of Congaree Bancshares, Inc. of our report dated January 16, 2006, relating to the balance sheet of Congaree Bancshares, Inc. as of December 31, 2005, and the related statement of operations and accumulated deficit, shareholder’s equity (deficit),  and cash flows for the period November 2, 2005 (inception) to December 31, 2005. We also consent to references under the heading “Experts” in the Registration Statement on Form SB-2.

s/ Elliott Davis, LLC
Columbia, South Carolina
March 29, 2006